Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

July 11, 2016

Nordic American Offshore Ltd.
LOM Building, 27 Reid Street
Hamilton, HM 11
Bermuda

Re:            Nordic American Offshore Ltd.

Ladies and Gentlemen:
You have requested our opinion regarding certain Republic of the Marshall Islands and United States federal income tax matters relating to Nordic American Offshore Ltd. (the "Company") and the holders of shares of the Company's common stock, par value $0.01 per share.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the registration statement on Form F-4 (File No. 333-211868), as amended (the "Registration Statement"), as initially filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") on June 6, 2016, as thereafter amended, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") of 20,724,514 common shares of the Company at par value $0.01 per share, in connection with the Redomiciliation of the Company. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Registration Statement and the Company's annual report on Form 20-F for the fiscal year ended December 31, 2015, which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described (i) in the Registration Statement in the section entitled "Taxation—Marshall Islands Tax Considerations," and (ii) in the Registration Statement in the section entitled "Taxation—Material U.S. Federal Income Tax Consequences of the Redomiciliation," we hereby confirm that the opinions with respect to Republic of the Marshall Islands and United States federal income tax considerations expressed in the discussions in the sections listed in (i) and (ii), respectively, are the opinions of Seward & Kissel LLP and accurately state our view as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Prospectus are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement filed with the Commission on the date hereof. In giving such consent, we do not hereby admit that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ SEWARD & KISSEL LLP